Exhibit 99.1

Tronox Files Lawsuit in the U.S. District Court for the Northern District of Mississippi
Conference Call Transcript
January 24, 2018

Brennen Arndt

Thank you. I’m joined by Jeff Quinn, President and Chief Executive Officer.  Before I introduce Jeff, I’d like to remind everyone that our remarks today will include certain statements that are forward-looking and subject to various risks and uncertainties.  They include - but are not limited to - the risk factors summarized in our Form 10-Q for the periods ended June 30, 2017 and September 30, 2017 and our Annual Report on Form 10-K for the year ended December 31, 2016.  This information represents our best judgment based on today’s information.  However, actual results may vary based on these risks and uncertainties.  The company undertakes no obligation to update or revise any forward-looking statements.

A final point – we are in our quiet period prior to reporting our 4Q17 results.  In addition, given that both parties have initiated legal proceedings regarding the acquisition, we will not have a Q&A session following our prepared remarks.

Thank you.  I’ll now turn the call over to Jeff.

Jeff Quinn

Thanks Brennen, and thank you for joining us today. I want to share our perspective on the action we took yesterday in filing a Complaint against the Federal Trade Commission in the U.S. District Court for the Northern District of Mississippi – as well as provide our view on our path forward as we work to close this transaction.  For your reference, the as-filed Complaint can be found on our website and the case has been assigned to Northern District Chief Judge Sharion Aycock.

Tronox is taking this action as a result of the FTC’s inaction and delay -- and the tactical decision made by the FTC staff to avoid a determination of the legality of the Cristal acquisition on its merits.

More importantly, we are taking this action to increase the likelihood of optimizing the value creation for our current and future shareholders resulting from this acquisition.  We believe our action, if successful, more appropriately allocates litigation risk in this matter and enhances the possibility of a negotiated resolution.

We are asking the federal court in Mississippi to prevent the FTC from blocking the proposed acquisition through inaction and unreasonable delay.  The FTC staff made an overt, tactical decision to attempt to block the acquisition -- not through the ordinary litigation processes in the federal courts -- but rather by solely using the Part 3 administrative process that will be pointless because it runs out the clock rather than resolving the dispute. In effect, a pocket veto type action.

We believe the FTC should have to defend its position by bringing a federal-court action to timely litigate the merits of the acquisition -- consistent with the FTC’s own ordinary practice -- or it should be enjoined from trying to block the acquisition.

The FTC should not be allowed to lay in wait until the very last moment, after all other approvals are obtained, to file suit in Federal Court to block the deal as a litigation tactic. They’ve had almost eleven months to review this deal -- if they are going to oppose it all we ask is that it be done on a timely manner.

The FTC’s refusal to allow a federal court to address the pro-competitive merits of the proposed transaction denies us any meaningful opportunity to demonstrate how this output-enhancing combination will generate significant benefits for customers in North America and around the world.

Since March of last year, Tronox and Cristal have complied with the regulatory demands of the Federal Trade Commission, producing more than one million pages of documents, making our employees available for sworn testimony, and answering all of the questions raised by the FTC’s staff.

Nevertheless, the two members of the Commission who are currently serving -- of the five who are supposed to be serving -- voted in December to oppose the merger and authorized the FTC’s staff to initiate an administrative proceeding and file a lawsuit to enjoin the acquisition. However, the FTC staff has decided to solely employ a litigation tactic designed to avoid the merits of the transaction while taking an entrenched view of prospective remedies.

The FTC’s approach contradicts years of well-settled practice, as recognized by the courts, practitioners, scholars, and even the FTC’s own Policy Statement.

It is also contrary to the FTC Chairman’s public position that the FTC should not be able to use the Part 3 process in the context of unconsummated mergers, but should be limited to seeking an injunction in federal court.

Under the circumstances, it is clear in our view that the FTC is taking this approach in order to avoid having to support its objections to the merger with evidence or economic analysis.

Even the administrative law judge presiding over the administrative case observed at the scheduling hearing on December 20th, [quote] “everybody involved in these proceedings knows that there’s no way to get this through the system before the merger would be … consummated. …  It’s never going to happen.” [close quote]

Tronox’s request is straightforward -- all we seek is a meaningful day in court to determine the merits of this combination.  We are prepared to demonstrate to the court that our combination is pro-consumer, pro-competition, and pro-growth.

As you have heard us say consistently since the day we announced the transaction, this highly synergistic combination is all about increasing asset utilization, lowering our cost position, and unlocking incremental product volumes to serve growing markets worldwide.

Counter to the conclusions drawn by the government, the combined company will have powerful incentives to run our pigment plants at full capacity, regardless of the activities of our competitors.  We believe the result of our combination would be expanded production and enhanced competition – to the benefit of customers and consumers throughout North America and worldwide.

As we have also consistently said, we seek to engage in meaningful discussions regarding potentially appropriate and reasonable remedies to address any valid concerns of the FTC.  While it is our obligation and our right to defend our position that this transaction should be approved without modification -- which we fully intend to do -- we are not in the business of litigation.

The value created by this acquisition is robust under any reasonable remedial scenario -- but it must be a reasonable remedy to address valid concerns.  While there can be no certainty that remedial discussions will be successful, we believe there is a range of potential actions that would work for us and should address any valid concerns of the agency.

We have done extensive preparatory work to analyze remedial options and are ready to engage in meaningful discussions of reasonable remedies. We are also prepared to execute on any transaction that an agreed-upon remedy might require and have started work on that hand-in-hand with our transaction partner.

In Europe, we moved into Phase II with the European Commission on December 20th.  The commission typically has up to 90 working days -- a period that may be extended or shortened -- to make a final decision on whether the proposed transaction would significantly impede effective competition in the European Economic Area.

On Monday, it was disclosed that the parties agreed to extend the period by 10 working days to 100 working days.  The purpose of that extension was to enable the company to provide additional input to the commission as they initiated their Phase II work.  We continue to have substantive discussions with the commission regarding the transaction.  Any agreed-to remedy could require some additional time to conclude, but we are focused on securing a resolution with the EC as quickly as possible in the course of the next few months.

The perspective I want to ensure you take away from our remarks today is this:

•	We are working to complete the transaction in the shortest time possible in a way that preserves the significant shareholder value inherent in this combination;

•	We believe the multi-path approach we are taking is the best way to achieve that objective;

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We are pursuing resolution in a balanced way.  The fact that this filing is in the public domain should not be misinterpreted as a sign that we have solely chosen a litigation path as opposed to other paths;

•	We are in continual communications with our transaction partner – both parties are focused on getting this transaction closed as soon as possible and with as little modification as possible;

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The net impact of reasonable remedies, given current market conditions, would not materially detract from the overall attractiveness of the acquisition and would still create significant shareholder value;

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Given the nature and location of the synergies in this transaction, there would be a limited impact on overall synergies under any reasonable remedy scenario in either jurisdiction -- as the majority of the synergies are related to operational improvements and cost reductions outside those jurisdictions, as well as SG&A reductions;

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The net impact of reasonable remedies across the jurisdictions would also have little adverse impact on our vertical integration strategy and our ability to run our mineral sands assets at full utilization across the cycle; and finally

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We believe this action today is a necessary and important step in maximizing the likelihood that this transaction is consummated within the previously stated timeframe.  Prior to the FTC action on December 5th, we anticipated closing the transaction by March 31st of this year.  In our last call with you on December 7th, I indicated that the additional time to closing resulting from the FTC’s action would be a “matter of months, not quarters” beyond March 31st.  That continues to be my expectation.

In closing, we remain confident that the transaction will be completed and result in significant shareholder value creation.  We will continue to work diligently and relentlessly on behalf of our shareholders to obtain the remaining regulatory approvals and close this acquisition in the most expedient and value-creating way possible.

Thank you.  We look forward to talking with you in February to discuss our fourth quarterly results and outlook for 2018.